Exhibit 11: Computation of Per Share Earnings
(amounts in thousands, except share data)

	Year ended December 31,

	2001	2000	1999

Basic
Net earnings before extraordinary item	$136,476	$82,252	$66,695
Extraordinary item, net of tax	(4,383)	—	—

Net earnings	132,093	82,252	66,695
Adjustment for dividends on convertible preferred shares	(308)	(694)	(831)

Net earnings available to common stockholders	$131,785	$81,558	$65,864

Weighted-average common shares outstanding	13,332,725	13,172,793	14,678,925
Net earnings per share before extraordinary item	$10.21	$6.19	$4.49
Extraordinary item	(0.33)	—	—

Net earnings per share	$9.88	$6.19	$4.49

Diluted
Net earnings before extraordinary item	$136,476	$82,252	$66,695
Extraordinary item, net of tax	(4,383)	—	—

Net earnings available to common stockholders	$132,093	$82,252	$66,695

Weighted-average common shares outstanding	13,332,725	13,172,793	14,678,925
Effect of dilutive securities:
Stock options	643,555	315,560	292,580
Conversion of preferred shares(1)	199,495	321,126	384,255
Equity incentive plan	79,904	83,883	149,622

Total	14,255,679	13,893,362	15,505,382

Net earnings per share before extraordinary item	$9.57	$5.92	$4.30
Extraordinary item	(0.31)	—	—

Net earnings per share	$9.26	$5.92	$4.30

(1)	The assumed conversion of preferred shares was dilutive for the years ended December 31, 2001, 2000 and 1999.